UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): December 5, 2007
Graham Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-8462	16-1194720

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20 Florence Avenue, Batavia, New York		14020

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (585) 343-2216
N/A

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 1.02. Termination of a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-99.1
EX-99.2
EX-99.3
EX-99.4

Item 1.01. Entry into a Material Definitive Agreement.
     On December 5, 2007 Graham Corporation (the “Company”) entered into a Loan Agreement (the “New Loan Agreement”) with Bank of America, N.A. (the “Bank”). The New Loan Agreement has a three year term and provides the Company with a $30,000,000 revolving credit facility, with no sublimits for either the issuance of letters of credit or the issuance of bank guarantees on the obligations of the Company’s Chinese subsidiary by the Bank’s Shanghai, China branch. Amounts outstanding under the New Loan Agreement will bear interest at a rate equal to the Bank’s Prime Rate (as defined in the New Loan Agreement) less a margin. The amount of the margin will be based on the Company’s ratio of Total Liabilities to Tangible Net Worth (each as defined in the New Loan Agreement) and may range from -0.50% to -1.25%. The Company may also choose to have borrowings outstanding under the New Loan Agreement bear interest at a rate equal to the LIBOR Rate (as defined in the New Loan Agreement) plus a margin. In the event the Company chooses a LIBOR-based interest rate, the amount of the margin will also be based on the above ratio, but will range from 1.25% to 0.50%. Amounts available for borrowing under the New Loan Agreement are subject to an unused commitment fee of between 0.25% to 0.125%, depending on the above ratio.
     The Company has the option of converting any balance due under the New Loan Agreement, at the end of the term of the New Loan Agreement, into a two year term loan. During the term of the New Loan Agreement, the Company may also convert not less than $2,000,000 and up to $9,000,000 in outstanding borrowings thereunder into a two year term loan. In either event, the principal amount of the term loan shall be amortized over the course of the two year period and the interest rate under such term loan shall be determined in the same manner as set forth in the preceding paragraph. Should the Company choose to convert borrowings outstanding under the New Loan Agreement into a term loan during the term of the New Loan Agreement, the amount available for borrowing under the New Loan Agreement shall be reduced by a corresponding amount.
     The New Loan Agreement replaces in its entirety that certain Amended and Restated Credit Facility Agreement dated July 12, 2005 with the Bank (the “Prior Facility”). Letters of credit and bank guarantees outstanding under the Prior Facility in the aggregate amount of $11,253,565 as of the date of this Current Report on Form 8-K have been transferred by the Bank to the New Loan Agreement. Under the New Loan Agreement, the Company covenants to maintain a ratio of Total Liabilities to Tangible Net Worth not to exceed 1.35 to 1. The New Loan Agreement also increases the amount the Company is permitted to pay annually in dividends to $1,200,000 from $600,000 under the Prior Facility and contains other representations, warranties, covenants, terms and conditions customary to similar agreements. In connection with its execution of the New Loan Agreement, the Company has granted the Bank a security interest in all the Company’s tangible and intangible property. The Company entered into the New Loan Agreement in order to support its anticipated working capital and letter of credit requirements as well as its strategic growth objectives.
     A copy of the New Loan Agreement is attached to this Current Report on Form 8-K as Exhibit 99.1. Copies of the Security Agreement, Patent Security Agreement and Trademark Security Agreement between the Company and the Bank, which taken together grant a security interest in all of the Company’s tangible and intangible property in favor of the Bank, are attached to this Current Report on

Form 8-K as Exhibits 99.2, 99.3 and 99.4, respectively. The above summary of the terms of the New Loan Agreement, Security Agreement, Patent Security Agreement and Trademark Security Agreement are qualified in their entirety by reference to the actual text of such agreements.
Item 1.02. Termination of a Material Definitive Agreement.
     The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following is attached as an exhibit to this Form 8-K:

Exhibit No.	Description
99.1	Loan Agreement between Graham Corporation and Bank of America, N.A., dated as of December 5, 2007.

99.2	Security Agreement between Graham Corporation and Bank of America, N.A., dated as of December 5, 2007

99.3	Patent Security Agreement between Graham Corporation and Bank of America, N.A., dated as of December 5, 2007

99.4	Trademark Security Agreement between Graham Corporation and Bank of America, N.A., dated as of December 5, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Graham Corporation
Date: December 6, 2007	By:	/s/ J. Ronald Hansen
J. Ronald Hansen
Vice President — Finance & Administration and Chief Financial Officer